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                                                                   EXHIBIT 10.10

                           CHANGE IN CONTROL AGREEMENT

         This Agreement is made and is effective as of April 27, 2000, by and between American Commercial Bank ("Company") and Gerald J. Lukiewski ("Executive").

         WHEREAS, Executive is currently employed by the Company in the capacity as President and Chief Executive Officer, and Executive's background, expertise and efforts have contributed to the success and financial strength of the Company; and

         WHEREAS, the Company wishes to assure itself of the continued opportunity to benefit from Executive's services and Executive wishes to serve in the employ of the Company on a full-time basis for such purposes; and

         WHEREAS, the Board of Directors of the Company ("Board") has determined that the best interests of the Company would be served by setting forth the benefits which the Company will provide to Executive in the event Executive's employment is terminated after a Change in Control of the Company (as defined in paragraph 2) or, as provided in paragraph 6(ii), before a Change in Control of the Company.

         NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an agreement on the terms and conditions set forth below. This agreement ("Agreement") therefore sets forth those benefits which the Company will provide to Executive in the event Executive's employment with the Company is terminated after a "Change in Control of the Company" under the circumstances described below or, as provided in paragraph 6(ii), before a Change in Control of the Company. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       TERM.

         (i) If a Change in Control of the Company should occur while Executive is still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as Executive remains an employee of the Company, but in no event for more than three years following the consummation of a Change in Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect Executive's rights under this Agreement which have accrued prior to such expiration.

         (ii) If no Change in Control of the Company occurs before Executive's status as an employee of the Company is terminated, this Agreement shall expire on such date except to the extent provided in paragraph 6(ii) hereof. Except to the extent provided in paragraph 6(ii) hereof, prior to a Change in Control of the Company, Executive's employment may be


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         terminated by the Company with or without Cause (as defined in paragraph 3(iii)), and/or this Agreement may be terminated by the Company at any time upon written notice to Executive and, in either or both such events, Executive shall not be entitled to any of the benefits provided hereunder.

2. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if

         (A) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

         (B) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

         (C) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Americorp, the Company or a subsidiary thereof or any employee benefit plan sponsored by Americorp, the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

          (D) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or

         (E) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.


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If any of the events or circumstances described in subparagraphs (A) - (E), above, shall occur to or be applicable to Americorp, then such event or circumstance shall be deemed to also constitute a "Change in Control of the Company."

3. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control of the Company shall have occurred while Executive is still an employee of the Company, Executive shall be entitled to the payments and benefits provided in paragraph 4 hereof upon the subsequent termination of Executive's employment, within three years from the consummation of the Change in Control of the Company, by Executive or by the Company unless such termination is

         (a) because of  death, "Disability" or "Retirement" (as defined below),

         (b) by the Company for "Cause" (as defined below), or

         (c) by Executive other than for "Good Reason" (as defined below),

in any of which events Executive shall not be entitled to receive benefits under this Agreement.

         (i) "Disability". If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been deemed "disabled" because Executive shall have been absent from his duties with the Company on a full-time basis for six (6) consecutive months and shall not have returned to full-time performance of Executive's duties within thirty days after written notice is given Executive, the Company may terminate this Agreement for "Disability."

         (ii) "Retirement". Retirement shall mean the voluntary termination at age 65 by Executive of his employment for other than "Good Reason" (as defined below) which termination qualifies as retirement in accordance with any pension plan adopted by the Company, or in accordance with any retirement arrangement established with Executive's consent with respect to Executive; provided, however, that no mandatory retirement, whether under any pension plan or in accordance with any such other retirement arrangement, shall constitute Retirement for purposes of this Agreement, unless Executive has previously consented thereto in writing.

         (iii) CAUSE. Executive's employment shall cease following a Change in Control upon a good faith finding of Cause by the Board. "Cause" hereunder means the following:

                  (A) Executive's personal dishonesty;

                  (B) Executive's material breach of fiduciary duty involving personal profit;

                  (C) Executive's (i) conviction of a felony or of any offense involving moral turpitude or (ii) willful violation of any final cease and desist order;


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                  (D) the willful engaging by Executive in gross misconduct
                  materially and demonstrably injurious to the Company; or

                  (E) willful and continuing failure substantially to perform assigned duties for the Company.

For purposes of this paragraph, no act, nor failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

Notwithstanding any of the foregoing but subject to paragraph 6(ii) hereof, the Company can without cause terminate Executive's employment prior to any Change in Control of the Company in the discretion of the Board of Directors of the Company.

         (iv) "Good Reason". Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (A) the assignment to Executive of any duties inconsistent with or a diminution of Executive's positions, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of Executive from, or any failure to reelect Executive to, any of such positions;

                  (B) a reduction by the Company in Executive's base salary in effect immediately prior to a Change in Control of the Company or a failure by the Company to increase Executive's base salary (within fifteen months of Executive's last increase) in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all executive officers of the Company during the twelve months preceding Executive's increase;

                  (C) the failure by the Company to continue in effect any pension, life insurance, health or accident or disability plan in which Executive is participating or is eligible to participate at the time of a Change in Control of the Company (or plans providing Executive with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control of the Company or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefits enjoyed by Executive at the time of a Change in Control of the Company or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled in


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                  accordance with the vacation policies of the Company in effect at the time of a Change in Control of the Company;

                  (D) the failure by the Company to pay Executive an award under any cash or stock incentive compensation plan or arrangement in an amount at least equal to that last paid to Executive under any said plan prior to a Change in Control of the Company or the failure by the Company to continue any such incentive plan or arrangement in which Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans or arrangements providing Executive with substantially similar benefits) or the taking of any action by the Company which would otherwise adversely affect Executive's benefits under any such plan or arrangement;

                  (E) the relocation of the Company's principal executive offices to a location outside Ventura County, or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with Executive's general business travel obligations, or, in the event Executive consents in his sole discretion to any such relocation of the Company's principal executive offices, the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence and secondary residence, if any, in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual sale price, net of brokerage fees, of such residence and the higher of (a) Executive's aggregate investment in such residence or (b) the fair market value of such residence as determined by the Company's real estate appraiser realized in the sale of such residences in connection with any such change in residence, it being understood that Executive shall also be reimbursed by the Company for the amount of any federal or state income tax attributable to such payment or reimbursement pursuant to the provisions hereof;

                  (F) any material breach by the Company of any provision of this Agreement (including, without limitation, paragraph 5); or

                  (G) any purported termination of Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (v) below (and, if applicable, subparagraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

The events set forth in (A) - (G) above each being a "Triggering Event." If Executive elects to terminate for Good Reason, a Notice of Termination must be delivered within sixty (60) days of the occurrence of a Triggering Event for such termination to be effective; provided, however, that the failure of Executive to terminate for Good Reason upon the occurrence of a Triggering Event shall


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not constitute a waiver of Executive's right to terminate for Good Reason upon the occurrence of a subsequent Triggering Event.

         (v) NOTICE OF TERMINATION. Any termination by the Company pursuant to subparagraphs (i), (ii) or (iii) above or by Executive pursuant to subparagraph (iv) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (vi) DATE OF TERMINATION. "Date of Termination" shall mean

                  (A) if this Agreement is terminated for Disability, thirty days after Notice of Termination is given provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty day period),

                  (B) if Executive's employment is terminated pursuant to subparagraph (iv) above, the date specified in the Notice of Termination,

                  (C) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given (or, if a Notice of Termination is not given, the date of such termination), and

                  (D) if Executive is entitled to compensation pursuant to paragraph 5, the date determined pursuant to such paragraph.

4.       COMPENSATION DURING DISABILITY OR UPON TERMINATION.

         (i) If, after a Change in Control of the Company, Executive shall fail to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full base salary monthly at the rate then in effect until his employment is terminated pursuant to paragraph 3(i) hereof (and for any longer period as may be provided under applicable plans).

         (ii) If, after a Change in Control of the Company, Executive's employment shall be terminated for Cause, the Company shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement.

         (iii) If, after a Change in Control of the Company, (I) the Company shall terminate Executive's employment, other than pursuant to paragraph 3(i), 3(ii) or 3(iii) hereof or by reason of death, or (II) Executive shall terminate his employment for Good Reason, or (III) Executive shall be entitled to payments pursuant to paragraph 5, then


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                  (A) The Company shall pay to Executive as severance pay (and without regard to the provisions of any benefit plan) in a lump sum in cash on the fifth day following the Date of Termination, the following amounts:

                           (x) Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

                           (y) an amount equal to Executive's monthly base salary at the highest rate in effect during the twelve (12) month period immediately preceding the Date of Termination, multiplied by thirty-five (35).

                  (B) The Company shall pay to Executive, at the same time and in the same manner as payments are made to Executive under any pension or retirement plan now or hereafter adopted during the Term of the Agreement, and any amendments hereto, and any additional amounts that would have been payable to Executive under such plans if Executive's Credited Service under such plans at the Date of Termination had hypothetically been calculated as if Executive had remained in the employ of the Company for a period of three years after the Date of Termination; and

         (iv) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

         (v) Except as provided in paragraph 14, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan of the Company, any employment agreement or other contract, plan or arrangement of the Company, except to the extent necessary to prevent double payment under any severance plan or program of the Company in effect at the Date of Termination.

5.       SUCCESSOR'S BINDING AGREEMENT

         (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and irrespective of whether such successor be to the Company or Americorp) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company or the successor to the Company ,as the case may be, to obtain such agreement


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         prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason (whether or not Executive terminates his employment), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If Executive received payments pursuant to this paragraph 5 prior to termination of his employment, Executive shall not be entitled to any benefits hereunder at the time of any subsequent termination of his employment.

         (ii) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

6.       EMPLOYMENT PRIOR TO CHANGE IN CONTROL OF THE COMPANY.

         (i) In consideration of the foregoing obligations of the Company, Executive agrees to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with Executive's right to terminate his employment or, except to the extent provided in subparagraph (ii) hereof, the right of the Company to terminate Executive's employment with or without Cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and Executive or as a right for Executive to continue in the employ of the Company, or, except to the extent provided in subparagraph (ii) hereof, as a limitation of the right of the Company to discharge Executive with or without Cause prior to a Change in Control of the Company.

         (ii) If (A) after the Company or Americorp has received a written proposal from a third party to effect a Change in Control of the Company, (B) Executive is terminated by the Board without Cause prior to a Change in Control of the Company and (C) the Company or Americorp thereafter effects a Change in Control of the Company with such third party within 6 months of such termination of Executive, then, upon the closing of such Change in


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         Control of the Company but subject to the provisions of paragraph 14 hereof, Executive shall receive the lump sum payment provided in paragraph 4(iii)(A)(y) hereof.

7. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses provided by the parties, provided that all notices to the Company should be directed to the attention of the Chairman of the Board of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. INDEMNIFICATION. The Company will indemnify Executive to the fullest extent permitted by the laws of the state of California and to the extent not inconsistent with the foregoing, the Articles of Incorporation and Bylaws of the Company as in effect from time to time, in respect of all Executive's services rendered to the Company and its subsidiaries prior to the Date of Termination. Executive shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries during his employment therewith.

9. FURTHER ASSURANCES. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same


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instrument.

13. ADVICE OF COUNSEL. Executive acknowledges that he has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

14. REDUCTION OF PAYMENT. Notwithstanding anything in the foregoing to the contrary, if any payment pursuant to Section 4 or any other payment provided for in this Agreement, together with any other payments which Executive has the right to receive from the Company or Americorp would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Company's accounting firm or if such firm is no longer providing tax services to the Company to such other advisor as shall be mutually acceptable to the Company and Executive, and such determination shall be conclusive and binding on the Company and Executive with respect to the treatment of the payment for tax reporting purposes.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                   AMERICAN COMMERCIAL BANK


____________________________              By:_____________________________
                                          Its:____________________________
                                          Print name:_____________________





                                          THE EXECUTIVE


----------------------------              --------------------------------
Witness                                   Gerald J. Lukiewski

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